Exhibit 99.1

Rhythm Pharmaceuticals, Inc. Announces Closing of Initial Public Offering and Full Exercise of Underwriters’ Option to Purchase Additional Shares

Boston, MA — October 10, 2017 — Rhythm Pharmaceuticals, Inc. (NASDAQ:RYTM), a biopharmaceutical company focused on the development and commercialization of peptide therapeutics for treatment of rare genetic deficiencies that result in life-threatening metabolic disorders, today announced the closing of its initial public offering of 8,107,500 shares of common stock at a public offering price of $17.00 per share, which includes the exercise in full by the underwriters of their option to purchase up to an additional 1,057,500 shares of common stock. The aggregate gross proceeds to Rhythm from the offering were approximately $138 million, before underwriting discounts, commissions and offering expenses. All of the shares in the offering were offered by Rhythm. The shares commenced trading on the NASDAQ Global Market on October 5, 2017 under the ticker symbol “RYTM.”

Morgan Stanley, BofA Merrill Lynch and Cowen acted as the lead book-running managers for the offering and Needham & Company acted as the lead manager for the offering.

A registration statement relating to the securities sold in the offering was declared effective by the Securities and Exchange Commission on October 4, 2017. The offering was made only by means of a prospectus. Copies of the final prospectus relating to the offering may be obtained from: Morgan Stanley, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014; BofA Merrill Lynch, Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001; or Cowen, Attention: Prospectus Department, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY 11717.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Rhythm

Rhythm is a biopharmaceutical company focused on the development and commercialization of peptide therapeutics for the treatment of rare genetic deficiencies that result in life-threatening metabolic disorders. Rhythm’s lead peptide product candidate is setmelanotide, a first-in-class melanocortin-4 receptor (MC4R) agonist for the treatment of rare genetic disorders of obesity. Rhythm supports The Genetic Obesity Project (www.GeneticObesity.com), which is dedicated to improving the understanding of severe obesity that is caused by specific genetic defects. The company is based in Boston, MA.

Investor Contact:

Hannah Deresiewicz

Stern Investor Relations, Inc.

212-362-1200

hannahd@sternir.com.

Media Contact:

Adam Daley

Berry & Company Public Relations

212-253-8881

adaley@berrypr.com